Exhibit 99.1

Contact:	Uzi Sasson
Chief Financial Officer

IXYS Corporation
3540 Bassett Street
Santa Clara, California 95054
(408) 982-0700
IXYS CORPORATION ANNOUNCES RESULTS FOR THE JUNE 30, 2005 QUARTER
SANTA CLARA, CALIF. August 4, 2005 — IXYS Corporation (NASDAQ:SYXI) today released its financial results for its first fiscal quarter ended June 30, 2005.
For the first fiscal quarter ended June 30, 2005, IXYS reported net revenues of $63.3 million, an increase of 5.6% as compared with net revenues of $60.0 million for the same period in the prior fiscal year.
Gross profit was $21.1 million, or 33.4% of net revenues, for the quarter ended June 30, 2005, as compared to gross profit of $17.2 million, or 28.6% of net revenues, for the same quarter in the prior fiscal year.
Net income for the fiscal quarter ending June 30, 2005 was $5.1 million, or $0.14 per diluted share, as compared to a net income of $1.9 million or $0.05 per diluted share, in the same quarter for the prior fiscal year.
“We are pleased to report that, comparing the June 2005 quarter to the June 2004 quarter, we continued to grow the top line and the bottom line. Gross profits grew by 23% and net income grew by 176%. In the June quarter, we saw lower revenues from our consumer products business when compared to the March quarter, and lower than expected revenues in Europe. We have been taking actions to address our revenues in Europe and reduce our overhead there. We enjoyed the benefits of our lean organization and reported a net income of $5.1 million, the second highest profit for any quarter in our history. We continued our cash growth, and stockholders’ equity grew to a record level of $169 million. Our stronger balance sheet allows us to continue to invest in new products and technology, as well as establish a stronger presence in Asia,” commented Dr. Nathan Zommer, Chief Executive Officer.
“The summer months have historically been weak for IXYS,” said Uzi Sasson, Chief Financial Officer. “Therefore, we expect revenues for the September quarter to be relatively flat, or slightly lower, as compared to the June quarter.”

IXYS develops and markets primarily high performance power semiconductors and control ICs that are used in controlling and converting electrical power efficiently in power systems for telecommunication infrastructure, motor drives, medical systems and transportation. IXYS also serves emerging markets with digital and analog ICs that control flat panel displays, medical instruments and telecommunication products.
Safe Harbor Statement
The foregoing press release contains forward-looking statements. Forward-looking statements include those regarding our actions to address revenues and overhead in Europe, the effect of our balance sheet on our investments and on our presence in Asia and our expectations for revenues in the September quarter. Actual results may vary materially from those contained in the forward-looking statements, due to changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our turns business or an unexpected increase or leveling of our costs, among other things. Further information on other factors that could affect IXYS is detailed and included in IXYS’ Form 10-K for the fiscal year ended March 31, 2005, as filed with the Securities and Exchange Commission. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.
Additional information may be obtained by visiting IXYS’ website at http://www.ixys.com, or by contacting the company directly.

IXYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	June 30,	March 31,
	2005	2005
ASSETS
Current assets:
Cash and cash equivalents	$70,742	$58,299
Accounts receivable, net	35,444	41,388
Inventories, net	49,468	51,411
Prepaid expenses	6,983	4,134
Deferred income taxes	6,773	6,649

Total current assets	169,410	161,881
Plant and equipment, net	35,078	27,814
Other assets	26,710	27,409
Deferred income taxes	2,610	2,787

Total assets	$233,808	$219,891

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Current portion of capitalized lease obligations	$2,423	$2,733
Current portion of notes payable to bank	806	0
Accounts payable	11,920	12,962
Accrued expenses and other liabilities	23,587	22,123

Total current liabilities	38,736	37,818
Long term obligations, net of current portion	15,239	4,409
Pension liabilities	11,034	12,387

Total liabilities	65,009	54,614

Common stock, $0.01 par value:
Authorized: 80,000,000 shares; 33,769,763 issued and 33,542,761 outstanding in June 30, 2005 and 33,586,196 issued and 33,359,194 outstanding in March 31, 2005	338	336
Additional paid in capital	153,009	151,820
Notes receivable from stockholders	(124)	(355)
Retained earnings	10,631	5,492
Accumulated other comprehensive income	4,945	7,984

Total stockholders’ equity	168,799	165,277

Total liabilities and stockholders’ equity	$233,808	$219,891

IXYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	June 30,
	2005	2004
Net revenues	$63,341	$59,954
Cost of goods sold	42,196	42,779

Gross profit	21,145	17,175

Operating expenses:
Research, development and engineering	4,156	4,552
Selling, general and administrative	9,257	9,376

Total operating expenses	13,413	13,928

Operating income	7,732	3,247
Other income (expense), net	425	(203)

Income before income tax provision	8,157	3,044
Income tax provision	3,018	1,181

Net income	$5,139	$1,863

Net income per share — basic	$0.15	$0.06

Weighted average shares used in per share calculation — basic	33,416	32,952

Net income per share — diluted	$0.14	$0.05

Weighted average shares used in per share calculation — diluted	35,985	35,049